Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-196454), Form S-3 (No. 333-205781) and S-8 (No. 333-189417) of Tallgrass Energy Partners, LP of our report dated February 26, 2016 relating to the financial statements of Rockies Express Pipeline LLC, which appears in this Current Report on Form 8-K of Tallgrass Energy Partners, LP.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

April 28, 2016